Final Transcript
Aug 04, 2011 / 09:00PM GMT, PWAV - Q2 2011 Powerwave Technologies Inc Earnings Conference Call

Conference Call Transcript PWAV - Q2 2011 Powerwave Technologies Inc Earnings Conference Call Event Date/Time: Aug 04, 2011 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies Inc - Treasurer

 Kevin Michaels
 Powerwave Technologies Inc - CFO

 Ron Buschur
 Powerwave Technologies Inc - President and CEO

CONFERENCE CALL PARTICIPANTS

 Matt Ramsay
 Canaccord Genuity - Analyst

 Steve O'Brien
 JPMorgan - Analyst

 Scott Searle
 Merriman Capital - Analyst

 Larry Harris
 CL King & Associates - Analyst

 Ted Moreau
 WJB Capital - Analyst

 Tony Rau
 East Shore Partners - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the second quarter 2011 Powerwave Technologies Incorporated earnings conference call.

My name is Karis and I will be your operator for today. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this call is being recorded for replay purposes.

And I would now like to turn the call over to your host for today, Mr. Tom Spaeth, Powerwave Treasurer. Please proceed, sir.

 Tom Spaeth - Powerwave Technologies Inc - Treasurer

 Thank you.

Good afternoon and welcome to Powerwave Technologies second quarter 2011 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates, the split between operator and OEM sales, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, supply chain constraints and shortages, manufacturing levels, improvements in cost structure, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth in market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the Company's ability to enter into and compete in vertical markets for its products, such as government and defense markets, common stock prices, the Company's ability to resolve new product production issues, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates, and days sales outstanding are all forward-looking statements which are intended to qualify for the Safe Harbor from liability established by the Private Securities Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those in projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, our ability to obtain material components within expected lead times, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macroeconomic environment, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the ability to accurately forecast cash flows and credit collections, the ability to enter into new markets for our products and solutions, the impact of competitive products and pricing, economic and political conditions, and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's current Form 10-K for fiscal year ended January 2, 2011, and our Form 10-Q for the quarterly period ended April 3, 2011, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our website, at powerwave.com, and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Thank you, Tom.

And with all these risk factors in mind, I'd like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the second quarter of 2011 were $170.6 million, and we reported GAAP net income of $7 million, which equates to basic and fully diluted earnings per share of $0.04. This includes $700,000 of non-cash debt discount amortization expense related to certain of our outstanding convertible notes and $1.9 million of non-cash pre-tax stock-based compensation expense in the quarter. All of these charges and amortization totaled approximately $2.7 million for the second quarter. On a pro forma basis, excluding the restructuring and impairment charges, the debt-related charges and the stock-based compensation expense for the quarter, we generated operating income equal to 8.6% of revenue, and pro forma net income of $9.2 million, which equates to pro forma net earnings of $0.05 per share.

Now, looking at our revenues on a geographic basis, the North American market continued to be our strongest market, as was expected. Our total Americas revenue for the second quarter was approximately $80.2 million, or 47% of revenue. Our total Asia-Pacific sales were approximately $41.8 million, or 25% of revenue, and total European and other international revenues were $48.6 million, or approximately 28% of revenue. In the second quarter, antenna systems product group sales totaled $76 million, or 45% of total revenue. Base station subsystem sales totaled $77.6 million, or 45% of revenue, and coverage solution sales totaled $17 million, or 10% of revenue. Our total 3G related sales were approximately $60.1 million or 35% of our total revenue. Our 2G and 2 1/2 G related sales were approximately $67.5 million, or 40% of revenue, and our 4G sales, which includes LTE and WiMAX, were approximately $43 million, or 25% of revenue.

In terms of our customer profile in the second quarter, total OEM sales accounted for approximately 29% of our total revenues, and direct and operator sales accounted for approximately 71%. Nokia Siemens was no longer our single largest customer during the quarter, representing approximately 16% of our revenues in the second quarter. One of our North American direct resellers reached 28% of revenues for the second quarter, and one of our Eastern European direct resellers reached 15% for the quarter.

Moving on to gross margins on a GAAP basis, our total consolidated gross profit margin was 28% in the second quarter. In our press release on page 3, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding stock competition expense, which totaled $200,000, our pro forma gross profit margin was 28.1%. As a note, for the second quarter of 2011, we saw a significant improvement in our gross margins from those in the first quarter of 2011, which were impacted by a coverage solutions project cost estimate adjustment, as well as significantly higher freight costs. While our gross margin is within our target operating ranges, we did incur higher than expected warranty costs, as well as we continued to experience some slightly higher manufacturing costs during the quarter.

Next, I will review our operating expenses for the second quarter. Our sales and marketing expenses were $8 million, research and development expenses were $15.7 million, and G&A expenses were $11.3 million. Our total operating expenses, including $1.7 million of stock compensation expense, were $35.1 million for the quarter. On a pro forma basis, which excludes restructuring charges and stock competition expense, our total operating expenses equaled approximately $33.4 million.

Now I'd like to take a look at our operating income for the quarter. For the second quarter, we saw a significant improvement in operating income, reaching 7.4% of revenues on a GAAP basis and 8.6% of revenues on a pro forma basis. In terms of other income and expense, we recorded a total of approximately $4.2 million of other expense in the second quarter of 2011. Included in other expense was approximately $700,000 of non-cash debt discount amortization expense during the quarter, associated with our 1.875% subordinated notes. In addition, during the quarter we recognized a net foreign currency translation loss of approximately $1.5 million, which was due primarily to the stronger Chinese RMB. This loss was also included in other expense. On a pro forma basis, excluding only the debt discount amortization for the quarter, our net other expense was $3.4 million.

For the second quarter, we incurred a tax provision of approximately $5 million, or a rate of approximately 17.4%. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate our effective worldwide tax rate will be between approximately 20% to 25% for 2011. I want to stress that this estimate will fluctuate based upon our actual results.

Next I'll review our balance sheet. Total cash at July 3, 2011 was approximately $49.7 million, of which $1 million is restricted cash. For the second quarter our cash flow from operations was the use of approximately $10.8 million, and our total capital spending was approximately $1.7 million in the quarter. Our use of cash during the quarter is primarily related to our sales increase and resulting increase in accounts receivable, as well as our increase in inventory, which is related to our efforts to utilize more ocean shipping as opposed to air freight, in order to better control our freight costs.

Our net inventory was a $69.7 million. This represents inventory turns of 7.1 times, which is an improvement from the first quarter turns of 6.5 times. Our total net accounts receivable was $213.5 million, while our AR days of sales outstanding decreased slightly to 114 days from 116 days. We currently anticipate that our DSOs should decrease during the third quarter, as we anticipate increased collections throughout the third quarter. After the end of the quarter, we refinanced our outstanding 1.875% subordinated convertible notes with the private placement of $100 million of 2.75% senior subordinated convertible notes, which have a first put date in 2018. At the same time, we retired $42.6 million of the 1.875% notes, leaving approximately $15.3 million of the 1.875% notes outstanding. In addition, we concurrently repurchased a total of 11.2 million shares of our common stock. All of these transactions closed on July 26.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are best served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. With that in mind, as we stated in our earlier press release, we continue to believe that we will achieve our 2011 annual revenue guidance of $650 million to $680 million.

With that, I'd now like to turn the call back over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Thank you, Kevin, and good afternoon, everyone.

For the second quarter, we were able to grow our revenue by 25% sequentially for the first quarter of this year, and by 18% when compared to the same period last year. I believe that this demonstrates the demand for Powerwave's advanced products is strong and these products are very competitive in the marketplace. In addition, we improved our gross margins from the first quarter of this year, while we continue to control our operating expenses, which enables us to drive strong profitability on both GAAP and pro forma basis for the second quarter. From an inventory turns perspective, we continue to focus on our lean strategies to improve our overall performance and we have made great strides this quarter in improving our inventory turns to 7.1 times versus the first quarter turns of 6.5 times.

As Kevin mentioned, in July, we refinanced our outstanding 1.875% subordinated convertible note with a private placement of $100 million of 2.75% senior subordinated convertible note which has a first put date of 2018, which we believe should address any concerns around our balance sheet that may have existed. In addition, we repurchased 11.2 million shares of our common stock. We continue to believe that we will be able to achieve our annual revenue guidance of $650 million to 680 million for 2011. I believe that we are positioning this Company well for both short-term and long-term success, which should generate positive shareholder value. Our strategy focused on driving our sales towards integrated products and solutions which provide higher gross margins will continue had to have a positive effect on our business.

I'm proud to announce that we have commenced multiple trials for our new active antenna array products here in Santa Ana. We're excited about moving forward with these actual trials, which we believe will further demonstrate the significant advantages of this product in improving coverage, capacity, of a cell site, while significantly reducing the CapEx expenditures.

I believe that our focus on customer diversification and more profitable business has us on the right track, as shown in our financial results. We need and we will continue to grow our core business while expanding into additional market segments, such as the government sector, where we believe we can create true solutions utilizing all of our technology and engineering expertise. These solutions, such as our active antenna array products, our ICC programmable filter, picocell products, along with our RMDU, and all of our other current advanced solution portfolio products, in addition to the state-of-the-art facilities and cost-effective geographic locations, combined with what we believe are the best personnel across all the disciplines, has positioned Powerwave for long-term continued success.

I continue to be very excited about the prospects for our business over the next few years. The demand for wireless data is exploding, and we have seen exponential growth in the use of smartphones utilizing voice, video, and data. This demand is fueling requirements for cost-effective infrastructure deployments for upgrades of both 3G, as well as new deployments for 4G. In addition to our continuing emphasis on new product development, we are putting an increased emphasis on our sales, additionally, to ensure that we capture market share in these expanding and growing markets. We believe that these investments we have made, as well as the ones that we will continue to make, will further improve our market position and enable us to capture new market share as an infrastructure is built out in the years ahead. We remain committed and determined to improve Powerwave's profitability and performance in 2011 and beyond, and generate the level of returns necessary to benefit our shareholders.

Now I'd like to turn the call over to the operator and address any questions you may have.

QUESTION AND ANSWER

Operator

 (Operator Instructions)

And your first question comes from line of Mike Walkley with Canaccord Genuity. Please proceed.

 Matt Ramsay - Canaccord Genuity - Analyst

 Yes. Thank you. This is Matt Ramsay, on today for Mike. Good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 How are you doing, Mike?

 Matt Ramsay - Canaccord Genuity - Analyst

 First I'd like, Ron, to ask for your thoughts on the very dynamic macro environment, I guess that's to say the least. With Clearwire's well-publicized funding issues and their discussion of both LTE and WiMAX network plans, plus Verizon and AT&T giving somewhat different directional back half wireless CapEx guidance, could you discuss your overall views of the carrier spending in North America and effects on your business for the back half?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Well, Matt, we're pretty confident still that we should be able to achieve the guidance that we had given for the full year. Obviously, the clarity of the market that we see with the uncertainty of Clearwire, some of the uncertainty that exists since AT&T and T-Mobile have combined, has made a it little more difficult to predict exact time of some of the build out and the expenditures, but we do believe that we're going to continue to see some growth in North America and it's going to be strong.

I guess we're very pleased as well to see some of the continued growth and expenditures in Europe. But the macroeconomic environment certainly makes it pretty difficult. And I think we're all watching our business and trying to figure out how we can run the business more effectively, based on the uncertainty of the US economy as a whole.

 Matt Ramsay - Canaccord Genuity - Analyst

 Right. Thank you for that color.

And, Kevin, one question for you on OpEx. It looks like your OpEx was down around $2.5 million sequentially. After the trade show expenses in Q1, it seems reasonable for it to be down, but I noticed that all three categories of OpEx were all down sequentially. Can you give an update on your OpEx expectations for the rest of the year, particularly split out by the different sectors?

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Sure.

I think, you know, we're really kind of operating within our targets. We're doing a little bit better than targets. But our target for the year has been trying to keep it around the $35 million level before stock option expense, and we're down to about $33.5 million. So we're just running a little bit ahead. You know, I wouldn't change our overall outlook for the year. I'd leave our expense targets where they have been at for the year. You know, obviously, we're like every business, we're just watching expenses closely.

 Matt Ramsay - Canaccord Genuity - Analyst

 All right. Thank you very much.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Thank you.

Operator

 And your next question comes from line of Steve O'Brien with JPMorgan. Please proceed.

 Steve O'Brien - JPMorgan - Analyst

 Thanks for taking my question.

First off, on the outlook for 2011, I just want to clarify -- I don't want to split hairs, but today, Ron and Kevin, you both expressed confidence in reaching the $650 million to $800 million -- or $650 million to $680 million range. I think the 8-K from back in July, you know, kind of qualified that as expecting to reach the low end of that range. So are you just marginally more positive about being in the range over the last month?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 I think we've always been fairly confident that we'd be within the range that we had given. What we tried to do for the investors, when there was some concerns earlier in the quarter, there was rumors that we weren't even going to meet the projected revenue for the quarter. That's why we came out and announced that we'd be within the guidance. We're still comfortable that we can achieve that. The macroeconomic environment makes it difficult, as you can imagine. I think every business is seeing a challenge right now, and what the market has done today, I think, is a clear indication of some of that uncertainty there in the marketplace. But I think we're well positioned, and we're going to continue to focus on taking advantage of the opportunities in North America and in Europe, as well as the APAC region.

 Steve O'Brien - JPMorgan - Analyst

 Great.

The gross margin this quarter, Kevin outlined, there was some warranty and manufacturing expense that may have been less favorable. Can you provide a little more color there, and perhaps how quickly -- is this kind of a one quarter phenomenon? Just looking at back at 2010, towards the latter three quarters, you were at 30% gross margin, normal revenue. So just wanted to see if this is a one quarter thing and how you will resolve the manufacturing part of it.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Well, the first thing I'd say is, we're not really going to get in the business of predicting our gross margin. That's not something we give exact guidance on. So within our range -- our range has always been the mid- to high 20s, that 25 to 30 range. So I think we're well within that range and our goal is to remain in that range. We did for the quarter, we encountered some higher repair costs. Right now I can't say if those will continue or not, but we're obviously working on those. We've seen some slightly higher costs on a few products. And obviously, from another perspective, our overall margin is affected by mix, and our mix in the quarter wasn't as favorable as they were last year. So obviously we're working on that and trying to improve the mix, but we'll see how that goes throughout the rest of the year.

 Steve O'Brien - JPMorgan - Analyst

 Okay.

And can you just elaborate on the last point, when the mix might be -- should we look out for, you know, in terms of margin volatility?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 I think alluding to little bit is the mix between some of the OEMs purchasing some of the advanced products versus selling directly to the network operator. That does have an effect on the margins. And then as he had indicated, we did have some repairs and warranties and difficulty ramping and continuing to ramp some of these advanced products. They're pretty advanced electronic products. They're no longer passive products. So we believe we have a handle on it, and I think the product mix and the margin issue should stabilize. We don't anticipate it being any worse. As Kevin had indicated, we believe we're within the range that we continue to guide our investors on and we continue to build our financial plans around, to be in the upper, you know, 27%, 28% range. Between 25% and 30% was the guidance that we always have given.

 Steve O'Brien - JPMorgan - Analyst

 Okay, Ron. Thanks.

And just lastly, maybe you can provide a little more color on the trial activity and the interest levels around the next-generation products, active array antennas, picocells, how old the trials, what stage trials are in and, you know, what may be the timing for going to market?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Well, clearly the active array is the first trial sets that are of being done. We have two large North America operators participating in a trial, as well as one European operator, and then one Latin America operator trialing this product, which we think having that type of trial activity is pretty good. It certainly is a testament that they believe in this technology and they think it's going to be a cost effective solution.

And then following on, as we get to the beginning of the fourth quarter is when we told our customers that we'll be presenting them with an opportunity to trial the picocell. We have it demonstrated in our facility in Santa Ana. So we think those products are advanced products that should give the operator a real competitive cost advantage when they're looking at the CapEx expenditure for their network, as well as the operating cost, because these are green solutions that offer them real advantage when you look at the utility cost and the ongoing maintenance of this product. We're excited about that.

I think it's probably going to be, as you know when you do trials of new products, it's probably a two to three quarter period of that they run the trial before you ever hear any results. And considering how many of the operators are just now beginning to maybe get to a stage to where some of their LTE rollouts are maybe just starting to meet some of their expectations, I think it would be premature to think that they're going to go and change out a complete network immediately yet in the next two or three quarters with these active arrays. But it could be a supplement to some of the base station subsystems that are being bought.

 Steve O'Brien - JPMorgan - Analyst

 Great. Thank you very much.

Operator

 And your next question comes from the line of Scott Searle with Merriman Capital. Please proceed.

 Scott Searle - Merriman Capital - Analyst

 Hello. Good afternoon.

Just to follow-up on the gross margin question, Kevin, you mentioned mix as part of the issue, but OEM mix was down in the quarter. It sounds like there's some warranty costs, it's unclear if they're continuing. But you mentioned as well advanced products, and those are the newer products, I take it, in terms of the advanced antenna arrays, et cetera? Is that impacting and being expensed now through the P&L, even though we really haven't ramped those up yet, or is there something else going on there that I should be aware of?

 Kevin Michaels - Powerwave Technologies Inc - CFO

 You know, Scott, in terms of mix, it's more than just, you know, OEM versus operator. It's down to our actual products across many categories. So we don't normally get that granular. But obviously, within all of our product categories, we have ranges of products and ranges of margin. And the bigger things in the quarter were definitely some warranty costs. We are seeing some slightly higher costs on the manufacturing side. And within some mix there, we saw a slightly less favorable mix. But it's not a mix of OEM versus operator, it's mixes within our product categories. And to be honest, we just don't get that granular on a public scale, but, you know, those are the things obviously we think that we can deal with.

 Scott Searle - Merriman Capital - Analyst

 Kevin, just to follow up on the manufacturing issue. So is that for pre-existing products that there was some issue or is this --

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Well, the development products are not -- those costs are not in cost of goods sold. The margins only affect products that are actually in production. The development products are not -- those expenses are not in that.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Scott, keep in mind we're still at 28%. I mean, we're at close to the upper end of that range. And, you know, we are obviously focused towards the 30% and that's what we'd like to achieve, but we're certainly at the upper end of what we had anticipated from the range that we had given as guidance.

 Scott Searle - Merriman Capital - Analyst

 Ron, maybe to follow-up on that, you had been bumping your head on that 30% range. Clearly, I think the newer products, the active antenna array, the picocell, et cetera, should have higher gross margins and therefore nice contribution, but can you get back to that 30% range without contribution from some of the newer product portfolio?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 We absolutely believe we can. And as Kevin had indicated, we think that we'll get back towards the upper end as we had talked about. But right now, we have some issues that we have to deal with in the newer products that we're ramping in high volume.

And I think one of the areas of expertise, at least I think all of the investors and yourself and the analysts always have given Powerwave credit for is our capabilities to manufacture the products at the highest level quality and to get the yields up very quickly. We will do that. And the team is working on it. And I'm certainly -- that's not something that causes me to lose any sleep at night

 Scott Searle - Merriman Capital - Analyst

 Ron, just to follow-up on the picocell, it sounds like you're going to trial in the fourth quarter. Did that slip a little bit? Is there something going on there or is it just a staging issue from an operator standpoint?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 It's really just the acceptance and staging of the operator. I think the deployments, as you know as a whole, across North America are maybe a little behind what everyone had anticipated.

 Scott Searle - Merriman Capital - Analyst

 And maybe just in terms of the guidance for this year, you're still maintaining the higher end of the range as well. Could you give us an idea about, you know, how to think about the spread or, you know, between that $650 million to $680 million, for 2011? What would have to happen to get you to the higher end of the range? Is it Sprint Network Vision kicking into gear or is it some other item that we're not thinking about at the current time?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Well, I mean obviously, we think that the T-Mobile, AT&T acquisition has some impact on that. Sprint has some impact on that. And we still have expectations, and unfortunately with our government being somewhat at a stalemate here the last month or so, of our government business, adding to some sales, and that could contribute as well.

 Scott Searle - Merriman Capital - Analyst

 Lastly if I could, just looking at some of the new products, you're just starting to get them ramped up, if you could give us an idea maybe by the fourth quarter, what sort of contribution, if I throw in government solutions as well, what that could look like, you know, by the December quarter? And kind of the range of expectations we should be thinking about in 2012 for the active antenna arrays, picocells and government solutions?

Thanks.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Ron, do you want to take a shot at that?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Yes. No, if you look at the range of products, we believe that the active array and the pico will start to ramp as we enter into the first part of next year, as we've talked about. We anticipate, as we always said, to have a modest contribution with the government sales this year. We still believe we are on track to achieve that, and based on some previous discussions that we have and some of the budgetary constraints that are in place, we still believe that our products are going to get accepted and we're going to be able to announce a significant opportunity for Powerwave to exit this year and demonstrate our capabilities in the government sector and sets us up very well for 2011, Scott. And in 2011, we would like to see that percent of our sales to start climbing towards the 7% to 10% in the government sector.

 Scott Searle - Merriman Capital - Analyst

 Great. Thank you.

Operator

 And your next question comes from the line of Larry Harris with CL King. Please proceed.

 Larry Harris - CL King & Associates - Analyst

 Yes. Thank you.

Was interested in some of the trends on a geographic basis that, at least according to what I was estimating, Asia Pacific region came in a little softer than I had thought, and be interested in your current thoughts as to what's happening, what you see happening in Europe.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Well, I guess, Larry, Asia came in about where we had anticipated. You know, we've seen a little bit of a slowdown there as some of the operators were trying to fight for the 3G license that they had not been awarded in India especially. And Europe, I think the network operators there and the capacity of the networks that are in place are starting to be taxed to the level that they no longer can support the capacity that they have placed on them, and we're starting to see the operators look at ways to improve the coverage and capacity of that network and have benefits as well. And Eastern Europe has been pretty strong for us, and Western Europe has been very good. So we're starting to see a pickup there, which has been lagging for many quarters.

 Larry Harris - CL King & Associates - Analyst

 Very good.

And I noticed you had several distributors or resellers show up as greater than 10% customers this quarter. Do you think this could be, you know, a trend here over the next few quarters, and is there any impact on margins, if you have more sales through distributors?

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Larry, this is Kevin.

They're not distributors, they're direct resellers. And actually, they've been showing up for a while. You're just seeing more business there in certain markets. I think, as Ron mentioned, really if you look in Europe, it's Eastern Europe where we are really seeing strength in Eastern Europe. Western Europe has been kind of flat, but we deal with a reseller over there, a couple of them, but one of them has been seeing the strength for us there. And in the North American market, some of the large operators want to bring stuff more through some of these resellers that qualify for certain business conditions. So we have seen an increase of that and that's just really driven by the operators decision. So it's not really affecting -- they're not distributors in that type of sense, so it's not having a big impact there.

So to answer your question overall, yes we expect to continue to see that in certain markets.

 Larry Harris - CL King & Associates - Analyst

 Understood. Okay. Thank you for the clarification.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Sure.

Operator

 (Operator Instructions)

And your next question comes from the line of Ted Moreau with WJB Capital. Please proceed.

 Ted Moreau - WJB Capital - Analyst

 Great. Thanks for taking my questions.

I was just curious about -- are you still targeting about $50 million in cash flow from operations for 2011?

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Sure, Ted. I mean, our number, we haven't updated that. Obviously this last quarter, we were a little disappointed in our cash flow. We did have some strong collections after the end of the quarter. We've collected since the end of the quarter close to $30 million, so timing was off there. And I think a lot of that's being driven by a lot of our international customers are paying slow, we're getting paid but they're slow. I think a lot of the economic issues out there have slowed down some payments, so we've experienced some of that. I think on a 12-month basis, we'll definitely be at that kind of cash flow level.

In terms of what will be the remainder of this year, it's going to depend a lot on the working capital changes. Obviously, we hope to see a significant reduction in our DSO between now and the end of the year, and that should generate a fair amount of cash, but whether we get to that full number for the year, you know, we'll just have to see how the working capital works. But we do expect to be -- definitely strongly cash flow positive in the latter half of the year

 Ted Moreau - WJB Capital - Analyst

 Okay, great.

And then was the quarter fairly back-end loaded and that's why -- did that have any influence on the rise in accounts receivable, or was it really just all kind of lengthening --

 Kevin Michaels - Powerwave Technologies Inc - CFO

 It had some backend loading, but it's kind of similar to what we've had in the other quarters. So I think more of it had to do with just some lengthening in terms of -- internationally we're seeing people really stretch out terms, and we're seeing, you know, some of the regions places like the Middle East have really stretch terms out. And it's kind of understandable with the unrest over there, but we've seen a significant stretch out of terms there. And in Europe, we've seen some stretch out in terms, as well as in the Far East. And the US has slowed down a little bit from its traditional being much faster. So I think we're --  we think we're kind of over the hump and we are. We should start seeing that come down, but we had ramped up a fair amount there and grew our inventory as well. And we did that on purpose, but that the working capital changes just kind of didn't work out for us this quarter.

 Ted Moreau - WJB Capital - Analyst

 Okay. Okay.

And then getting back to the geographic questions a little bit here, given the macro uncertainty in Western Europe, is there any indication at all that carriers could be pushing out LTE time frames?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Actually, the discussions that I've had with the major operators in Europe, and I was just at one of the major operator's supplier conference, they're talking about continuing to roll out the LTE network here in Q4, and that was on target for what they'd always anticipated. So I think they at least seem to be on track for what they had anticipated. Maybe some of the smaller operators may be pushing it out. Certainly with the financial concerns that are in that region, it makes some sense that they would pull back. And then looking at Deutsche Telecom T-Mobile, obviously, they're going to be a little more prudent in what they spend and how they spend, based on the merger and the timing of that.

 Ted Moreau - WJB Capital - Analyst

 Okay. Okay, great. Thanks for taking my questions, guys.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Thank you.

Operator

 And the next question comes from the line of Tony Rau with East Shore Partners. Please proceed.

 Tony Rau - East Shore Partners - Analyst

 Good afternoon.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Hello, Tony.

 Tony Rau - East Shore Partners - Analyst

 Hello.

Can you just talk a little bit about inventories? They've grown about $20 million over the last couple of quarters, and just get a little insight what the rest of the year will hold?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Yes, Tony. We hope to see the inventory start to come down. As Kevin and I had talked about over the last couple of quarters, you had seen that our freight cost had been pretty high. And one way for us to combat that freight cost was to put more inventory on the water and carry more of the raw inventory and put in on water as well to lower the cost. And then with that, we expected to see a bit of growth in the inventory and that's what you're seeing. But I do believe now we should have a steady state to where we should be able to build out and meet our guidance for the year, and hopefully start seeing the inventory levels come down as we exit the year.

 Tony Rau - East Shore Partners - Analyst

 Do have a target in mind, where you think it might be at the end of the year?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Yes. We'd like to see it back down to where we started possibly at the beginning of this year.

 Tony Rau - East Shore Partners - Analyst

 I see. Okay.

And then just a couple of questions about product areas. The coverage solutions area had a really strong ramp in this quarter, up close to 50% on a sequential basis. And you did have some issues with one project that you were working on, so can you just give me a little feedback on if that has been resolved completely in this quarter and where the new business was? Was it mostly in the US? Was it split internationally? A little bit of color there.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Well, Tony, I'll start and let Ron follow-up. I think the product project that obviously last quarter we took adjustment on, that deflated the last quarter's business, because that impacted the revenue as well as we took the charge there last quarter. So the comparison quarter to quarter isn't quite there, but we had some good strength there. That project is a long-term project, so it's still going on. So, you know, we believe we have an understanding with the parties, but there's still further negotiations going on. We think we are more than adequately covered for that, but it's a long-term project. It has another couple years to go, so it will go on. And, you know, that -- now let Ron speak on the outlook in that segment.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 It's not necessarily building out as well, Tony. We've had a couple other operators that are starting to accept the coverage solution products, and we're making some good headway there. And we have quite a bit of work that's being done in other parts of the world as well in the coverage solutions. So we're hoping that, I've indicated all along, as this segment starts growing, and we start getting the acceptance of the product, now that we have, you know, a lot of our product portfolio built out around the desk, it appears to have some strong acceptance. But keep in mind it is cyclical, as you know, because these are large venues. You build them out and then it takes a period of time until the completion to where we can recognize revenue. So it's a little more lumpy than what you typically would see in our traditional commercial business.

 Tony Rau - East Shore Partners - Analyst

 I understand that. Well, being that that project that you said will tail on for a couple more quarters in coverage solutions, is that where the warranty charges -- you said you had higher warranty charges in the quarter. Is that where the warranty charges are coming from?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 We had some there. That's correct. And that's some the cost we had to absorb and try to take care of, and then some of the newer products that we're ramping as well.

 Tony Rau - East Shore Partners - Analyst

 Okay.

And I had seen your tunable filter demonstrations at CTIA looked like a very interesting product and that seemed to be new active product areas. You didn't speak about that when you talked about new products ramping and going into trials and so forth. What is the latest on the tunable filter?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Well, it's not in a trial with necessarily some of the network operators. It's being utilized in the government, Tony, the government sector. When we do the trials with the active antenna array with one North America operator who has a gamut of different frequencies, let's say, that may be close to overlapping and they don't want to have quite the guard bands that they have today, they are going to trial that tunable filter in that trial. But that's not the significant portion that we're really anticipating the use for the I-command. It's really more in part of the government sector, and in maybe some of the emerging markets with filtering capability needs.

 Tony Rau - East Shore Partners - Analyst

 Okay. Great.

Just would like a clarification. Ron, you had said that, if I heard this correctly, Western Europe was very good and that Eastern Europe was better, and then I thought later in the call it was said that Western Europe was flat.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 No. What I was saying is the view that we're seeing right now, the question is, what's the view that we're seeing in the global market? We're seeing a better anticipated view in Western Europe, than what we had anticipated. And Eastern Europe has always been pretty strong and continues to be strong for us. But listening to and being at a supplier conference with one of the major operators there in Western Europe, their anticipation is the fourth quarter and going forward is going to be fairly strong. And if that takes place, that should benefit us.

 Kevin Michaels - Powerwave Technologies Inc - CFO

 Yes. And, Tony, the comments in terms of -- for the actual second quarter, we saw very strong strength in Eastern Europe. Our Western Europe business for the second quarter was relatively flat. So that's the distinguishing points there.

And just to note too, obviously, in Ron's comments too, remember for the third quarter, typically Europe is on vacation throughout this month, so you see some slowdowns there in the third quarter.

 Tony Rau - East Shore Partners - Analyst

 Right.

And one last question and I'll let the next person on there. When you are looking at all the LTE business that you're going to date and it continues to ramp nicely, is the majority of that business, is that coming from domestic, or can you give me some flavor for how much of it is coming from Europe?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 The bulk of it today is coming from North America domestically. We're starting to see some pick up in other parts of the world, but it's a smaller percentage, Tony.

 Tony Rau - East Shore Partners - Analyst

 And when you look at Europe and you said that you expect to see that starting to ramp, would you expect to see the same types of products that you're selling into 4G in the US, would you expect to see a similar type of a mix of selling into the European carriers? Or because of competitive or -- situations, you might see a little bit of a different mix in Europe?

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 I think the mix may be different from a competitive standpoint, but as you know, there is a tendency in parts of Europe to use more tower mounted amplifiers as well, Tony. So we may see a product mix to that extent to balance the uplink and downlink performance of the network.

 Tony Rau - East Shore Partners - Analyst

 Thanks for answering my questions. Appreciate it.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 Thank you.

Operator

 And at this time, there are no further questions in queue. I would like to turn the call back over to Mr. Ron Buschur for closing remarks.

 Ron Buschur - Powerwave Technologies Inc - President and CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the third quarter 2011.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a wonderful day.

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